Exhibit 99.1
Form 8-K
Dauphin Technology, Inc.
File No. 33-4537-D

FOR IMMEDIATE RELEASE

For More Information, Contact:

Investor Relations: Andrew Kandalepas Chairman and Chief Executive Officer Dauphin Technology 847-303-6566	Media: Joseph Poulos Edelman 312-240-2719

GEOVAX, INC. AND DAUPHIN TECHNOLOGY, INC.
ANNOUNCE MERGER AGREEMENT

Atlanta, Georgia and Schaumburg, Illinois, January 24, 2006 - GeoVax, Inc. (“GeoVax”), a privately held biotechnology company based in Atlanta, Georgia, and Dauphin Technology, Inc. (“Dauphin”), a publicly traded company with no current business operations based in Schaumburg, Illinois whose common stock trades on the Pink Sheets Electronic Quotation Service under the symbol “DNTK.PK”, today announced they have signed a definitive Agreement and Plan of Merger (the “Merger Agreement”). According to the Merger Agreement, Dauphin’s wholly owned subsidiary, GeoVax Acquisition Corp., would merge with and into GeoVax, GeoVax would survive the merger as a wholly owned subsidiary of Dauphin and Dauphin would change its name to GeoVax Labs, Inc. (the “Merger”). In addition, GeoVax Labs, Inc. [formerly Dauphin] would obtain a new trading symbol as soon as the name change becomes effective.

At the closing of the Merger (the “Closing”):

•
The current shareholders of GeoVax and Dauphin would own approximately 67% and 33%, respectively, of GeoVax Labs, Inc.’s outstanding capital stock, with the current shareholders of Dauphin holding the same number of shares they currently hold.

•
 GeoVax Labs, Inc. would issue an aggregate of approximately 490.3 million shares of common stock to the shareholders of GeoVax in a non- registered transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or Rule 506 promulgated thereunder.  Accordingly, such shares, and any additional shares issued in connection with the Merger, will be restricted securities as defined in Rule 144 promulgated under the Securities Act.

•
GeoVax Labs, Inc. would have an aggregate of approximately 733.3 million shares of common stock issued and outstanding, including shares to be issued to the GeoVax shareholders in connection with the Merger and to others in connection with any capital raising transactions occurring at or prior to the Closing.

•
Emory University, which currently owns approximately 48% of the outstanding capital stock of GeoVax, would become the largest shareholder of GeoVax Labs, Inc., owning approximately 31% of GeoVax Labs, Inc.’s outstanding capital stock.

•
GeoVax Labs, Inc. would have a total of seven directors, two designated by Dauphin’s current management (one of whom is expected to be Andrew Kandalepas, Dauphin’s current Chairman and Chief Executive Officer), and five designated by GeoVax.

•	Donald Hildebrand would become the Chief Executive Officer of GeoVax Labs, Inc.

•	Dauphin must have $13 million in cash that will remain as operating capital of GeoVax Labs, Inc. following the Closing.

The Merger is subject to customary closing conditions, including, among other things, approval by the shareholders of GeoVax and Dauphin, satisfactory completion of due diligence by both parties, confirmation of the parties’ respective representations and warranties, elimination of substantially all of Dauphin’s outstanding liabilities and compliance with all applicable legal requirements. In addition, prior to the Closing, Dauphin must become current in its reporting obligations under the Securities Exchange Act of 1934, as amended.

Regarding the Merger, GeoVax’s Chief Executive Officer, Donald Hildebrand, stated, “I believe the proposed reverse merger with Dauphin offers us the quickest and most viable method to finance our anticipated Phase 1 and 2 clinical trials.”

GeoVax believes the Merger will enable it to further develop, manufacture, test, conduct human trials, license and commercialize human vaccines for diseases caused by HIV-1 (human immunodeficiency virus) [AIDS] and other infectious agents. GeoVax has received private equity financing exceeding $5 million and its AIDS vaccine development programs have benefited from funding exceeding $21 million in competitive research grants provided by the U.S. National Institutes of Health (NIH) for AIDS vaccine development to Dr. Harriet L. Robinson, PhD, at the Emory University Vaccine Center. The AIDS vaccine technologies licensed by GeoVax from Emory University include technologies developed by the NIH and the U.S. Centers for Disease Control and Prevention (CDC).

GeoVax’s Chief Executive Officer, Donald Hildebrand, a microbiologist with a 30-year career as a scientist and corporate leader in the biotechnology and vaccine industry, and GeoVax’s Scientific Advisory Board Chair, Dr. Harriet L. Robinson, PhD, a microbiologist and immunologist at Emory University Vaccine Center, co-founded GeoVax in June 2001. GeoVax licensed its vaccine technology from Emory University, who developed the technology in collaboration with the NIH and CDC. GeoVax has rights to five issued patents, four recently approved patents and twelve filed patent applications.

GeoVax’s Strong Pre-Clinical Data and Phase I Study

Regarding the GeoVax vaccine, Dr. Robinson stated, “The vaccine was developed over more than nine years and is based on the selection and evaluation of successive vaccine prototypes to provide protection against AIDS virus challenges in the monkey model. This selection process was our key to identifying a vaccine with high protective potential like the one we have advanced into human trials.”

The GeoVax vaccine uses a two-part prime-boost approach designed to prime the body to recognize HIV and then boost T-cell and antibodies to fight the virus.  This vaccine strategy consists of a DNA prime expressing multiple proteins from the HIV virus, followed by a booster vaccination using a recombinant poxvirus, again expressing multiple HIV proteins. The vaccine is designed to induce the human immune system, specifically T-cells and antibodies, to attack and destroy the actual AIDS (HIV-1) virus should it appear.

In 2004, the HIV Vaccine Trials Network (HVTN), a network sponsored by the NIH, completed a Phase 1 human study of GeoVax’s DNA AIDS vaccine at three different sites in the U.S. with good safety results. HVTN plans to conduct Phase 1A and 1B human trials of GeoVax’s DNA and MVA AIDS vaccines at multiple sites early in the second quarter of 2006, subject to FDA approval. These expanded trials should enable GeoVax to evaluate DNA combined with MVA and variations of its HIV/AIDS vaccine formulations and vaccination protocols for safety and their ability to stimulate immune responses.

Merger to Create Value for Current Dauphin Shareholders

Regarding the Merger, Andrew Kandalepas, Chairman and CEO of Dauphin, stated, “Closing the reverse merger with GeoVax would be a major milestone for our shareholders. Over the last two years, Dauphin has worked diligently to identify a merger candidate of GeoVax’s stature, and we are pleased to have brought this strategy closer to fruition.”

Concurrent with the publication of this press release, Dauphin has filed with the Securities and Exchange Commission a Current Report on Form 8-K describing the material terms of the Merger, including a copy of the Merger Agreement. The contents of this press release are qualified in their entirety by reference to the Form 8-K and the Merger Agreement.

Safe Harbor

This announcement contains express or implied forward-looking statements about Dauphin Technology, Inc.’s and GeoVax, Inc.’s (collectively, the “Company”) future financial and operating results, products and business relationships. These statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, reliance on the manufacturing, sales and marketing efforts of a third party over which the Company has no direct control, enforceability, and validity of proprietary rights, ability to raise sufficient capital or borrow sufficient funds to fund future operations, ability to develop future products, technology shifts, potential technical or manufacturing difficulties that could delay products, competition, pricing pressures, the uncertainty of market acceptance of new products by customers, the outcome of any future litigation, ability to obtain and maintain regulatory approvals for products, general economic factors and other risks identified and discussed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company’s current expectations. The Company disclaims any intent or obligation to update those forward-looking statements, except as required by law.

BACKGROUNDER

GEOVAX’S PRIME-BOOST HIV VACCINE

GeoVax’s prime-boost HIV vaccine incorporates a unique two-part approach that has shown exceptionally strong results in pre-clinical and early stage Phase I studies. The vaccine has been developed over the past nine years by one of the world’s leading HIV/AIDS vaccine researchers, Dr. Harriet L. Robinson, PhD., chief of the Yerkes Division of Microbiology and Immunology and a faculty member of the Emory Vaccine Center of Emory University in Atlanta, with colleagues from the National Institutes of Health (NIH) and Centers for Disease Control and Prevention (CDC).

A Two-Part Strategy
•	The GeoVax prime-boost vaccine uses a unique two-part approach that primes the body to recognize HIV and then boosts T-cells and antibodies to fight the virus.
•	This prime-boost strategy consists of priming with a DNA vaccine expressing the three major HIV-1 proteins followed by boosting with a recombinant poxvirus expressing the same proteins.
•	The vaccine induces the immune system to respond to a broad spectrum of targets within HIV-1 so the system will be able to control the virus and prevent escape should an infection occur.

Clinical Studies
Pre-clinical
•	A pre-clinical study of the GeoVax prime-boost vaccine involving 23 primates was published in the journal Science in 2001.
•	Results from this study showed 96% protection over a 3-1/2 year period of time.
•
In these trials, viral levels were controlled to the nearly undetectable levels characteristic of a small subset of HIV-infected people, termed long-term non-progressors, who are infected with HIV but do not develop AIDS.

•	In contrast, five out of six unvaccinated monkeys died within 8 months.

Phase I
•	Beginning in 2003, Phase I safety trials of the DNA component were conducted by the U.S. HIV Vaccine Trials Network (HVTN), an NIH-sponsored international collaboration of scientists and educators.
•	A total of 30 human volunteers were enrolled at the University of Alabama at Birmingham, the University of Washington in Seattle and the San Francisco Department of Public Health.
•	The study was completed in 2004 and showed excellent safety.

Ongoing
•	Phase Ia/Ib clinical studies will begin in 2006, conducted by the HVTN.
•	These trials will evaluate safety of the prime combined with the boost, and provide more in-depth information about the human immune response.

Safety
•
The GeoVax vaccine produces the three major proteins expressed by HIV to induce the immune system to identify a broad spectrum of HIV-1 targets. It does not produce HIV-1 and poses no risk for infection.

•	Our vaccine is delivered using intramuscular injections.
o	The first component of the vaccine, the DNA prime, is purified DNA that codes for HIV genes. Vaccines using purified DNA have been safely used in over 1000 humans.
o	The second component, the MVA boost, is an attenuated version of the vaccine used for smallpox. The parent version of this MVA has been safely administered to over 120,000 humans.

About HIV/AIDS
•	AIDS is considered the most lethal pandemic infectious disease in the world, with an estimated 16,000 new infections daily.
•	In the U.S., over 1 million people are infected. It is estimated that sub-Sahara African populations are up to 30 percent infected with AIDS virus with South Africa at or about 35 percent.
•
Globally, over 40 million people are infected, 6 million people are infected yearly, 22 million people have died of AIDS, 3 million people are dying annually, and 68 million people are projected to die by 2020.

# # #